Vinson & Elkins LLP Letterhead                                    Exhibit 5.1

October 30, 2020

Lexicon Pharmaceuticals, Inc. 800 Technology Forest Place The Woodlands, TX 77381
Ladies and Gentlemen:
We have acted as counsel for Lexicon Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the proposed issuance and sale from time to time by the Company of common stock, par value $0.001 (the “Common Stock”), having an aggregate offering price of up to $50,000,000 (the “Shares”), pursuant to that certain Open Market Sale Agreement, dated October 30, 2020 (the “Sales Agreement”) between the Company and Jefferies LLC. We have participated in the preparation of a Prospectus Supplement dated October 30, 2020 (the “Prospectus Supplement”), forming part of the Registration Statement on Form S-3, effective as of November 18, 2019 (the “Registration Statement”), that also contains a base prospectus (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”). The Prospectus Supplement has been filed pursuant to Rule 424(b) promulgated under the Securities Act.
In rendering the opinions set forth below, we have examined and relied upon (i) the Registration Statement and the Prospectus; (ii) the Amended and Restated Certificate of Incorporation of the Company, as amended to the date hereof; (iii) the Second Amended and Restated Bylaws of the Company, as amended to the date hereof; (iv) the Sales Agreement; (v) resolutions of the Board of Directors of the Company dated October 23 and 24, 2019 and October 22, 2020; and (vi) such other certificates and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed.
In connection with this opinion, we have assumed that all Shares will be issued and sold in the manner stated in the Prospectus and the Sales Agreement.
Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth below, we are of the opinion that the Shares, when issued and delivered against payment therefore in accordance with the Sales Agreement, will be validly issued, fully paid and non-assessable, except as described in the Registration Statement and the Prospectus.
The opinions expressed herein are qualified in the following respects:
A. We have assumed that (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine, and (ii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

B. This opinion is limited in all respects to the federal laws of the United States, the Delaware General Corporation Law and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware and of the United States. We are expressing no opinion as to the effect of the laws of any other jurisdiction.

Very truly yours,
/s/ Vinson & Elkins L.L.P.
Vinson & Elkins L.L.P.